Exhibit 10.6

Avid Technology, Inc.

Notice of Grant of Restricted Stock Units under Amended and Restated 2005 Stock Incentive Plan

[NAME]

Employee ID: _____

Dear ___________,

This notice (the “Notice”) evidences the grant by Avid Technology, Inc. (the “Company”) on _________________ (the “Grant Date”) to you (the “Participant”) of ________ restricted stock units of the Company (“RSUs”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (“Common Stock”) under the Company’s Amended and Restated 2005 Stock Incentive Plan (as amended from time to time, the “Plan”). The shares of Common Stock that are issuable upon vesting of the RSUs are referred to herein as “Shares.” The RSUs and the Shares are subject to the attached terms and conditions and the Plan. The Participant may obtain electronic copies of the Plan and the related Plan Prospectus from the same webpage that he or she obtained this Notice and the terms and conditions. The Notice, the terms and conditions, and the Plan, together constitute the complete agreement between the Participant and the Company regarding the RSUs and the Shares.

The RSUs will vest as set forth in the following schedule, and will become fully vested on the last date shown.

RSUs	Vesting Date

AVID TECHNOLOGY, INC.

By _______________________________	Date _______________________

Name:

Title:

Address:

Avid Technology, Inc.

Grant of Restricted Stock Units

Terms and Conditions

1.          Grant of Restricted Stock Units. The Company shall grant to the Participant, subject to these terms and conditions, the attached Notice and the Plan, the number of RSUs identified in the Notice. Each RSU represents the right to receive one share of Common Stock. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

2.	Vesting; Forfeiture.

(a)       The RSUs shall vest as set forth in the Notice. Except as provided in Sections 2(b) and (c), in the event that the Participant ceases to be employed by the Company (as an employee or officer of, or an advisor or consultant to, the Company) for any reason or no reason, with or without Cause (as defined Section 2(c)), prior to the final vesting date of the RSUs, vesting shall cease and the Participant will have no rights with respect to any RSUs that have not then vested. Notwithstanding anything to the contrary in these terms and conditions, the Notice or the Plan, if the Participant’s employment with the Company is terminated, then this option shall be subject to any applicable, superseding vesting terms as set forth in the Participant’s then-effective employment agreement, offer letter or other similar agreement with the Company, if any.

(b)       In the event that the Participant’s employment with the Company is terminated by reason of death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) prior to the final vesting date of the RSUs, the Participant’s RSUs that vest solely based on the passage of time (“Time-Based RSUs”), if any, shall vest with respect to an additional number of Time-Based RSUs that would have vested during the one-year period following the termination of the Participant’s employment with the Company.

(c)       If the Participant retires prior to the final vesting date of the RSUs, then the Time-Based RSUs shall continue to vest through the final vesting date notwithstanding that the Participant ceases to be employed by the Company; provided, however, if the Participant, prior to such final vesting date, breaches (as determined by the Company in its sole discretion) the non-competition, non-solicitation or confidentiality provisions of any employment or nondisclosure agreement or other similar agreement between the Participant and the Company, vesting shall immediately cease and the Participant will have no rights with respect to any RSUs that have not vested as of the date of the breach.

For purposes of this Section 2(c), “retirement” shall mean the cessation of employment with the Company for any reason other than “Cause” by a Participant who is at least 60 years of age and who has been employed continuously by the Company for the seven years immediately preceding the date of cessation of employment. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the

Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. Notwithstanding the foregoing, if the Participant is party to an employment agreement, offer letter or other similar agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(d)       For purposes of these terms and conditions, employment with the Company shall include employment with any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

3.          Distribution of Shares. The Company shall not be obligated to issue to the Participant any Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities and tax laws and the requirements of any stock exchange upon which the Shares may then be listed. Each Share distribution date is hereinafter referred to as a “Settlement Date.”

4.          Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.          Dividend and Other Shareholder Rights. Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.	Withholding Taxes; Section 83(b) Election.

(a)       No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant satisfies any federal, state or local withholding tax obligation required by law to be withheld or paid in respect of this award. The Participant acknowledges and agrees that to satisfy any such tax obligation, the Company shall deduct and retain from the Shares to be distributed upon the Settlement Date such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of an RSU (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), based on the closing price of the Common Stock on the Settlement Date. The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured these terms and conditions to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Section 6, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

(b)       The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this award.

7.	Miscellaneous.

(a)       Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of law provision.

(b)       Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)       Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4.

(d)       Waiver. Any provision for the benefit of the Company contained in these terms and conditions may be waived, either generally or in any particular instance, by the Board of Directors of the Company or a duly authorized committee thereof.

(e)       Entire Agreement. These terms and conditions, the Notice and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(f)        Amendment. These terms and conditions may only be amended or modified in accordance with the Plan.